Exhibit 99.1

Mesa Air Group Reports First Quarter Fiscal 2024 Results

May 20, 2024

PHOENIX, May 20, 2024 – Mesa Air Group, Inc. (NASDAQ: MESA) (“Mesa” or the “Company”) today reported first quarter fiscal 2024 financial and operating results.

First Quarter Fiscal 2024 Update:

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Total operating revenues of $118.8 million
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Pre-tax loss of $57.0 million, net loss of $57.9 million or $(1.41) per diluted share
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Adjusted net loss of $21.8 million or $(0.53) per diluted share
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Adjusted EBITDAR1 of $6.3 million
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Block hours of 46,658, an approximate 5% increase over fourth quarter fiscal 2023
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Paid down $39.2 million of debt during quarter with surplus CRJ asset sale proceeds

Developments Subsequent to Quarter End:

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As announced in January 2024, United Airlines agreed to significantly higher block-hour rate on E-175 flying
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As a result of the reduction in cargo demand, Mesa and DHL mutually agreed to wind down cargo operation as of February 2024
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As part of agreement, DHL will reimburse certain costs associated with wind-down
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Pilots from the cargo operation are transitioning to operate Mesa’s E-175 aircraft
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Consistent with long-term fleet plan, initiated reduction of 12 CRJ-900s from contracted fleet by August 2024
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Launched Prescott, AZ location for Mesa Pilot Development program and increased Pipistrel training fleet to 28
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Approximately 120 pilots are currently enrolled in program
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Received 283,734 common shares for vested warrants in XTI Aerospace, Inc. (NASDAQ: XTIA)

Surplus CRJ Asset Sale Updates, Subsequent to Quarter End:

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Closed on sale of twelve CF34-8C engines for gross proceeds of $54.4 million, with net proceeds of $15.9 million after debt reduction
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Received LOI for purchase of twelve additional surplus CF34-8C engines for sale price of $24.6 million, most of which will be used to pay down United States Treasury debt
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Revised purchase obligations under finance lease for 15 CRJ-900s to extend from March 2024 to May through September 2024

Jonathan Ornstein, Chairman and CEO, said, “While it has been a long road, we have successfully completed the majority of our surplus CRJ asset sales. Over the past 19 months, we have finalized approximately $390 million of CRJ asset sales, which we used to pay down approximately $265 million of debt. We are in discussions with multiple parties to address the remaining surplus assets.

Ornstein continued, “In addition to the progress we have made on debt reduction and the block-hour rate increase we negotiated with United, another significant reason for our optimism moving forward is the substantial reduction in attrition across our work groups, especially pilots. Pilot attrition has improved sequentially over the past several months, and our attrition for May 2024 is less than half of what it was a year ago. Combined with increased monthly pilot training output, we expect to see lower training expenses and better utilization of our fleet, which should lead to improved operational performance and financial results. Additionally, we are pleased to report that our Mesa Pilot Development time-building program achieved profitability in its first year of operations and has already provided Mesa with new-hire first officers. It is currently our intent to source all future new-hire pilots from Mesa Pilot Development.

“For the second fiscal quarter of 2024, we expect to report an adjusted net profit for the first time in ten quarters. We also expect to generate breakeven cash flow for the remainder of the fiscal year. As our business turns the corner, we can focus on longer-term strategic opportunities to enhance shareholder value as well as job security and career advancement for our people.”

First Quarter Fiscal 2024 Details

Total operating revenues in Q1 2024 were $118.8 million, a decrease of $28.4 million, or 19.3%, from $147.2 million for Q1 2023. Contract revenue decreased $27.4 million, or 21.3%. These decreases were primarily driven by a reduction in CRJ-900 block hours and fewer aircraft under contract. Pass-through revenue decreased by $1.0 million, or 5.6%, driven by a decrease in pass-through maintenance related to the E-175 fleet. Mesa’s Q1 2024 results include, per GAAP, the recognition of $3.0 million of previously deferred revenue, versus the recognition of $5.3 million in Q1 2023. The remaining deferred revenue balance of $18.0 million will be recognized as flights are completed over the remaining term of the United contract.

Total operating expenses in Q1 2024 were $167.2 million, an increase of $22.5 million, or 15.6%, versus Q1 2023, primarily reflecting $40.4 million of asset impairment losses related to assets held for sale. Excluding asset impairment losses, operating expenses were $126.8 million, compared to $141.0 million in Q1 2023. This result primarily reflects a $6.5 million decrease in flight operations expense to $51.8 million, driven by decreased pilot training and lower pilot wage expenses, as well as a $1.9 million decrease in depreciation and amortization expense and $2.9 million lower aircraft rent.

Mesa’s Q1 2024 results reflect a net loss of $57.9 million, or $(1.41) per diluted share, compared to a net loss of $9.1 million, or $(0.25) per diluted share, for Q1 2023. Mesa’s Q1 2024 adjusted net loss was $21.8 million, or $(0.53) per diluted share, versus an adjusted net loss of $4.3 million, or $(0.12) per diluted share, in Q1 2023.

Mesa’s Adjusted EBITDA1 for Q1 2024 was $5.1 million, compared to Adjusted EBITDA of $21.8 million for Q1 2023. Adjusted EBITDAR was $6.3 million for Q1 2024, compared to Adjusted EBITDAR of $25.9 million in Q1 2023.

First Quarter Fiscal 2024 Operating Performance

Operationally, the Company reported a controllable completion factor of 99.92% for United during Q1 2024. This is compared to a controllable completion factor of 99.96% for United during Q1 2023. Controllable completion factor excludes cancellations due to weather and air traffic control. For Q1 2024, the Company’s on-time performance within 14 minutes for arrivals was 87.6%.

For Q1 2024, approximately 96% of the Company’s total revenue was derived from its contract with United. The Company’s CPA with United provides for 80 large (70/76 seats) jets, comprising a mix of E-175s and CRJ-900s. In Q1 2024, Mesa’s fleet mix comprised 54 E-175s and 26 CRJ-900s, as well as four 737 cargo aircraft.

Balance Sheet and Cash Flow

Mesa ended the December quarter with $16.1 million in unrestricted cash and cash equivalents. As of December 31, 2023, the Company had $481.0 million in total debt, secured primarily with aircraft and engines. The Company made $41.3 million of debt payments related to CRJ asset sale transactions, repaid $11.4 million of United States Treasury debt, and made $7.7 million in scheduled debt payments during the quarter. In addition, $3.0 million of the Company’s MHI debt was forgiven, and the Company drew $5.0 million from its revolving credit facility.

As of March 31, 2024, Mesa’s unrestricted cash and cash equivalents were $18.5 million.

Sustainable Aviation Equity Investments

On March 13, 2024, Mesa received 283,734 common shares of XTI Aerospace, Inc. (NASDAQ: XTIA) ("XTI Aerospace") in exchange for a portion of the equity warrants held in vertical-lift aircraft developer XTI Aircraft Company (“XTI”). XTI Aerospace was formed following the merger of XTI and Inpixon on March 12, 2024 and began publicly trading the following day. Mesa continues to hold the balance of the unvested warrants.

In addition to XTI, Mesa maintains several other investments in sustainable aviation companies. As of December 31, 2023, Mesa held 2.27 million common shares and 1.17 million unvested equity warrants in Archer Aviation, Inc. (NYSE: ACHR), a developer of electric vertical takeoff and landing (eVTOL) aircraft for use in urban settings.

Mesa also holds 222,222 unvested equity warrants3 in privately-held Heart Aerospace Incorporated (“Heart”), which is developing 30-seat, hybrid-electric regional aircraft. Previously, Mesa held $5.0 million of Heart preferred stock, which it sold to United in January 2024 in exchange for the extinguishment of approximately $12.6 million of debt United held.

Additionally, Mesa has made investments in REGENT, a developer and manufacturer of all-electric passenger seagliders, and Elroy Air, which is developing autonomous aircraft systems for air cargo and other applications.

About Mesa Air Group, Inc.

Headquartered in Phoenix, Arizona, Mesa Air Group, Inc. is the holding company of Mesa Airlines, a regional air carrier providing scheduled passenger service to 79 cities in 36 states, the District of Columbia, Canada, Cuba, and Mexico. As of March 31, 2024, Mesa operated a fleet of 80 aircraft, with approximately 263 daily departures. The Company had approximately 2,110 employees. Mesa operates all its flights as United Express pursuant to the terms of a capacity purchase agreement entered into with United Airlines, Inc.

Important Cautions Regarding Forward-Looking Statements

This Press Release includes information that constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “might”, “will”, “should”, “can have”, “likely” and similar expressions are used to identify forward-looking statements. These forward-looking statements are based on the Company’s current beliefs, assumptions, and expectations regarding future events, which in turn are based on information currently available to the Company. By their nature, forward-looking statements address matters that are subject to risks and uncertainties. A variety of factors could cause actual events and results to differ materially from those expressed in or contemplated by the forward-looking statements. These factors include, without limitation, the Company’s ability to respond in a timely and satisfactory matter to the inquiries by Nasdaq, the Company’s ability to regain compliance with Listing Rule, the Company’s ability to become current with its reports with the SEC, and the risk that the completion and filing of the Form 10-Qs will take longer than expected. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s filings with the SEC, including the risk factors contained in its most recent Annual Report on Form 10-K and the Company’s other subsequent filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable laws.

Contact:

Mesa Air Group, Inc.

Media

media@mesa-air.com

Investor Relations
investor.relations@mesa-air.com

MESA AIR GROUP, INC.

Consolidated Statements of Operations and Comprehensive (Loss) Income

(In thousands, except per share amounts) (Unaudited) MESA AIR GROUP, INC.

	Three Months Ended December 31,
	2023	2022
Operating revenues:
Contract revenue	$101,100	$128,450
Pass-through and other revenue	17,677	18,723
Total operating revenues	118,777	147,173

Operating expenses:
Flight operations	51,818	58,320
Maintenance	48,627	48,287
Aircraft rent	1,204	4,083
General and administrative	12,009	13,988
Depreciation and amortization	13,293	15,203
Asset Impairment	40,384	3,719
Loss on sale of assets	386	—
(Gain) on extinguishment of debt	(2,954)	—
Other operating expenses	2,458	1,126
Total operating expenses	167,225	144,726
Operating income/(loss)	(48,448)	2,447

Other income (expense), net:
Interest expense	(11,160)	(11,276)
Interest income	14	71
Unrealized gain/(loss) on investments, net	2,451	(1,679)
Other income, net	157	417
Total other expense, net	(8,538)	(12,467)
Income (loss) before taxes	(56,986)	(10,020)
Income tax expense (benefit)	864	(930)
Net income (loss)	$(57,850)	$(9,090)

Net income (loss) per share attributable to common shareholders
Basic	$(1.41)	$(0.25)
Diluted	$(1.41)	$(0.25)

Weighted-average common shares outstanding
Basic	40,940	36,183
Diluted	40,940	36,183

Consolidated Balance Sheets

(In thousands, except shares) (Unaudited)

	December 31, 2023	September 30, 2023
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$16,068	$32,940
Restricted cash	3,134	3,132
Receivables, net	5,517	8,253
Expendable parts and supplies, net	28,830	29,245
Assets held for sale	92,260	57,722
Prepaid expenses and other current assets	4,476	7,294
Total current assets	150,285	138,586

Property and equipment, net	534,459	698,022
Lease and equipment deposits	1,630	1,630
Operating lease right-of-use assets	8,959	9,709
Deferred heavy maintenance, net	7,200	7,974
Assets held for sale	40,336	12,000
Other assets	32,764	30,546
TOTAL ASSETS	$775,633	$898,467

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and finance leases	$156,789	$163,550
Current portion of deferred revenue	3,983	4,880
Current maturities of operating leases	3,240	3,510
Accounts payable	54,451	58,957
Accrued compensation	7,657	10,008
Other accrued expenses	27,774	27,001
Total current liabilities	253,894	267,906

NONCURRENT LIABILITIES:
Long-term debt and finance leases, excluding current portion	315,464	364,728
Noncurrent operating lease liabilities	7,706	8,077
Deferred credits	4,464	4,617
Deferred income taxes	8,842	8,414
Deferred revenue, net of current portion	14,062	16,167
Other noncurrent liabilities	28,589	28,522
Total noncurrent liabilities	379,127	430,525
Total liabilities	633,021	698,431

STOCKHOLDERS' EQUITY:
Common stock of no par value and additional paid-in capital, 125,000,000 shares authorized; 40,940,326 (2024) and 40,940,326 (2023) shares issued and outstanding, 4,899,497 (2024) and 4,899,497 (2023) warrants issued and outstanding	271,581	271,155
Retained earnings/(Accumulated deficit)	(128,969)	(71,119)
Total stockholders' equity	142,612	200,036
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$775,633	$898,467

MESA AIR GROUP, INC.Operating Highlights

(Unaudited)

	Three months ended
	December 31,
	2023	2022	Change
Available seat miles (thousands)	1,026,800	1,175,745	(12.7)%
Block hours	46,658	50,940	(8.4)%
Average stage length (miles)	535	565	(5.3)%
Departures	26,254	27,776	(5.5)%
Passengers	1,608,170	1,746,376	(7.9)%
Controllable completion factor*
United	99.92%	99.96%	(0.0)%
Total completion factor**
United	99.20%	99.21%	(0.0)%

*Controllable completion factor excludes cancellations due to weather and air traffic control
**Total completion factor includes all cancellations

Reconciliation of non-GAAP financial measures

Although these financial statements are prepared in accordance with accounting principles generally accepted in the U.S. ("GAAP"), certain non-GAAP financial measures may provide investors with useful information regarding the underlying business trends and performance of Mesa's ongoing operations and may be useful for period-over-period comparisons of such operations. The tables below reflect supplemental financial data and reconciliations to GAAP financial statements for the three months ended December 31, 2023 and December 31, 2022. Readers should consider these non-GAAP measures in addition to, not a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all items that may affect the Company's net income or loss. Additionally, these calculations may not be comparable with similarly titled measures of other companies.

1Reconciliation of GAAP versus non-GAAP Disclosures

(In thousands, except for per diluted share) (Unaudited)

	Three Months Ended December 31, 2023				Three Months Ended December 31, 2022
	Income (Loss) Before Taxes	Income Tax (Expense) Benefit	Net Income (Loss)	Net Income (Loss) per Diluted Share	Income (Loss) Before Taxes	Income Tax (Expense) Benefit	Net Income (Loss)	Net Income (Loss) per Diluted Share
GAAP income (loss)	$(56,986)	$(864)	$(57,850)	$(1.41)	$(10,020)	$930	$(9,090)	$(0.25)
Adjustments(1)(2)(3)(4)(5)(6)(7)(8)	37,640	(1,566)	36,074	$0.88	5,398	(589)	4,809	$0.13
Adjusted income (loss)	(19,346)	(2,430)	(21,776)	$(0.53)	(4,622)	341	(4,281)	$(0.12)

Interest expense	11,160				11,276
Interest income	(14)				(71)
Depreciation and amortization	13,293				15,203
Adjusted EBITDA	5,093				21,786

Aircraft rent	1,204				4,083
Adjusted EBITDAR	$6,297				$25,869

(1) $3.7 million impairment loss on intangible asset during the three months ended December 31, 2022.

(2) $2.5 million gain and $1.7 million loss resulting from changes in the fair value of the Company's investments in equity securities for the three months ended December 31, 2023 and 2022, respectively.

(3) $45.5 million impairment loss on held for Sale accounting treatment on 19 airframes and 64 engines during the three ended December 31, 2023.
(4) $5.1 million impairment true-up adjustment on held for sale accounting treatment on 15 CRJ 900 aircraft during the three months ended December 31, 2023.
(5) $3.0 million gain on extinguishment of debt during the three months ended December 31, 2023.
(6) $2.0 million in non recurring third party costs associated with the marketing and sale of assets and the gain on extinguishment of debt during the three months ended December 31, 2023.
(7) $0.3 million loss on deferred financing costs related to retirement of debts during the three months ended December 31, 2023.
(8) $0.4 million loss on the sale of four aircraft during the three months ended December 31, 2023.

Source: Mesa Air Group, Inc.